Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 12, 2008 in the Registration Statement (Form S-1) and related Prospectus of Metropark USA, Inc. expected to be filed with the Securities and Exchange Commission on June 13, 2008.

/s/ Ernst & Young LLP

Los Angeles, California

June 12, 2008